Quantum TECHNOLOGIES P R E S S R E L E A S E

I N V E S T O R R E L A T I O N S:

Dale Rasmussen

Phone (206) 315-8242

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

Phone (949) 399-4500

Fax (949) 399-4600

www.qtww.com

Nasdaq: QTWW

Quantum to Exhibit Plug-in Hybrid Electric (PHEV) F150 at Electric Utility Fleet Managers Conference in Williamsburg, VA

Irvine, Calif. June 16, 2011, Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) announced today that it will exhibit its F-150 Plug-in Hybrid Electric (PHEV) pickup truck  at the Electric Utility Fleet Managers Conference in Williamsburg, Virginia, June 19-22, 2011. The Ford F-150 PHEV is powered by Quantum's "F-Drive" hybrid drive system which is a derivative of the original Quantum Q-Drive with enhanced technologies and subsystems. Quantum has recently received purchase orders in excess of $14 million from two major fleet customers with strong interest being generated from large corporations, utilities and fleet customers.

The Electric Utility Fleet Managers Conference (EUFMC) is an annual meeting of fleet representatives from utility companies, typically attracting the largest electric utilities in the U.S., Canada and South America as well as major electric cooperatives and contractors.

"We are pleased to showcase the F-150 PHEV at EUFMC, which is one of America's largest showcases for utility vehicles and work trucks", said Alan Niedzwiecki, the President and CEO of Quantum. "All fleets are faced with the challenge of reducing operating costs and lowering carbon footprint and emission profile. The F-150 PHEV provides a solution to that challenge."

Quantum developed the new hybrid drive system "Quantum F-Drive" specifically for the Ford F150 pickup truck application, one of the highest volume selling fleet vehicles in America. Quantum's research and development group designed the system to meet the demanding truck applications of America's largest fleet operators and to provide a mission-ready solution to meet President Barack Obama's goal of converting the Federal government's vehicle fleet to hybrids, electric vehicles and other alternative-fuel vehicles. PHEVs are eligible for government rebates.

F-150 PHEV Technical Specifications

The F-Drive system provides a unique combination of low operating costs through substantially increased fuel efficiency, reliability, low maintenance cost, emission reduction benefits and extended range capability. Ideal for fleet vehicle driving characteristics, the F-150 PHEV has a 35 mile electric-only range, shifting to hybrid electric mode thereafter for a total range of over 400 miles.  The F-Drive, has been integrated in the F150 pickup truck such that there is no impingement into the cab or cargo bed and maintains full ground clearance. The F-150 PHEV fleet vehicles, incorporating Quantum's F-Drive, will meet Department of Transportation Federal Motor Vehicles Safety Standards, US Environmental Protection Agency, California Air Resources Board emission requirements, and incorporate Dow Kokam Lithium Ion batteries.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's wholly owned subsidiary, Schneider Power Inc., and affiliate Asola Advanced and Automotive Solar Systems GmbH complement Quantum's emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum's portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Various risks including final delivery of the vehicles, any futures orders and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum, Schneider Power and Asola at http://www.qtww.com/ or you may contact:

Brion D. Tanous

Dale Rasmussen

Principal, CleanTech IR, Inc.

Quantum Technologies

Email:  btanous@cleantech-ir.com

Email: drasmussen@qtww.com

310-541-6824

206-315-8242

©2011 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500  Fax 949-399-4600